UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        September 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                              5.  Amount of      6.  Owner-
                     2. Trans-                                                   Securities      ship Form:   7.  Nature
                       action                        4.  Securities            Beneficially        Direct     of Indirect
      1.  Title of     Date      3. Trans-           Acquired (A) or           Owned at End      (D) or In-   Beneficial
         Security     (Month/    action Code         Disposed of (D)             of Month        direct (I)   Ownership
        (Instr. 3)   Day/Year)   (Instr. 8)        (Instr. 3, 4 and 5)        (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
      ------------   ---------   -----------       -------------------        ----------------   ----------   ------------
                                 Code   V        Amount  (A) or (D)   Price
                                 ----   -        ------  ----------   -----
      Class A.       09/23/99    M               1000         A       $12.25                     D (1)
      Common Stock

                     09/23/99    S               1000         D       36.50                      D (1)

                     9/27/99     M               2000         A       12.25                      D (1)
                     9/27/99     S               2000         D       37.25                      D (1)

                     9/30/99     M               400          A       12.25                      D (1)

                     9/30/99     S               400          D       40.38                      D (1)
                     9/30/99     M               600          A       12.25                      D (1)

                     9/30/99     S               600          D       40.50     1,012 (1)        D

                                                                              143,832 (2)        I            By Mary Lee
                                                                                                              Sparks 1990
                                                                                                              Personal
                                                                                                              Income Trust
                                                                                                              for the
                                                                                                              Benefit of
                                                                                                              John
                                                                                                              Woodruff
                                                                                                              Sparks dated
                                                                                                              April 20,
                                                                                                              1990
                                                                              143,832 (2)        I            By Mary Lee
                                                                                                              Sparks 1990
                                                                                                              Personal
                                                                                                              Income Trust
                                                                                                              for the
                                                                                                              Benefit of
                                                                                                              Anne Romayne
                                                                                                              Sparks dated
                                                                                                              April 20,
                                                                                                              1990







                                                                              5.  Amount of      6.  Owner-
                     2. Trans-                                                   Securities      ship Form:   7.  Nature
                       action                        4.  Securities            Beneficially        Direct     of Indirect
      1.  Title of     Date      3. Trans-           Acquired (A) or           Owned at End      (D) or In-   Beneficial
         Security     (Month/    action Code         Disposed of (D)             of Month        direct (I)   Ownership
        (Instr. 3)   Day/Year)   (Instr. 8)        (Instr. 3, 4 and 5)        (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
      ------------   ---------   -----------       -------------------        ----------------   ----------   ------------

                                 Code   V        Amount  (A) or (D)   Price
                                 ----   -        ------  ----------   -----
                                                                              143,832 (2)        I            By Mary Lee
                                                                                                              Sparks 1990
                                                                                                              Personal
                                                                                                              Income Trust
                                                                                                              for the
                                                                                                              Benefit of
                                                                                                              Barbara Lee
                                                                                                              Sparks dated
                                                                                                              April 20,
                                                                                                              1990

                                                                              143,832 (2)        I            By Mary Lee
                                                                                                              Sparks 1990
                                                                                                              Personal
                                                                                                              Income Trust
                                                                                                              for the
                                                                                                              Benefit of
                                                                                                              Christina
                                                                                                              Louise
                                                                                                              Sparks dated
                                                                                                              April 20,
                                                                                                              1990

                                                                              393,356 (3)        D
                                                                              664,418(4)         I            By Trust
                                                                                                              Agreement
                                                                                                              dated May
                                                                                                              13, 1978
                                                                                                              f/b/o Mary
                                                                                                              Lee Sparks




                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                               9.     10.
                                       5.                                                      Number   Owner-
                                       Number of                                               of       ship
                                       Deriva-                                                 Deriv-   Form of
                                       tive                                                    ative    Deriv-   11.
     1.                                Securi-                                         8.      Secur-   ative    Nature
     Title   2.                        ties                                            Price   ities    Secur-   of
     of      Conver-   3.              Acquired                                        of      Benefi-  ity:     Indirect
     Deriv-  sion or   Trans-  4.      (A) or                                          Deriv-  cially   Direct   Benefi-
     ative   Exercise  action  Trans-  Disposed                                        ative   Owned at (D) or   cial
     Secur-  Price of  Date    action  of (D)    6. Date          7.  Title and        Secur-  End of   Indirect Owner-
     ity     Deriva-   (Month/ Code    (Instr.   Exercisable and  Amount of Underlying ity     Month    (I)      ship
     (Instr. tive      Day/    (Instr. 3, 4 and  Expiration Date  Securities           (Instr. (Instr.  (Instr.  (Instr.
     3)      Security  Year)   8)      5)        (Month/Day/Year) (Instr. 3 and 4)     5)      4)       4)       4)
     ------  --------  -----   ------  --------  ---------------- ----------------     ------- -------- -------- -------
                                                 Date     Expir-             Amount or
                                                 Exer-    ation              Number of
                               Code   V A     D  cisable  Date     Title     Shares
                               ----  ----    --  -------  -----    -----     ---------
     Em-     $12.25(2) 9/23/99   M         1,000    (1)   9/24/08  Class A   50,000(2)                        D
     ployee                                                        Common
     Stock                                                         Stock
     Option
     (right
     to buy)
     (1)
     Em-      12.25(2) 9/27/99   M         2,000    (1)   9/24/08  Class A   50,000(2)                        D
     ployee                                                        Common
     Stock                                                         Stock
     Option
     (right
     to buy)
     (1)
     Em-      12.25(2) 9/30/99   M         1,000    (1)   9/24/08  Class A   50,000(2)           44,000       D
     ployee                                                        Common
     Stock                                                         Stock
     Option
     (right
     to buy)
     (1)
     Em-               12/22/97                  (3)      10/12/09 Class A   10,000(4)           10,000       D
     ployee  12.125(4)                                             Common
     Stock                                                         Stock
     Option
     (right
     to buy)
     (3)





                                                                                                 9.       10.
                                       5.                                                        Number   Owner-
                                       Number of                                                 of       ship
                                       Deriva-                                                   Deriv-   Form of
                                       tive                                                      ative    Deriv-   11.
     1.                                Securi-                                            8.     Secur-   ative    Nature
     Title   2.                        ties                                               Price  ities    Secur-   of
     of      Conver-   3.              Acquired                                           of     Benefi-  ity:     Indirect
     Deriv-  sion or   Trans-  4.      (A) or                                             Deriv- cially   Direct   Benefi-
     ative   Exercise  action  Trans-  Disposed                                           ative  Owned at (D) or   cial
     Secur-  Price of  Date    action  of (D)    6. Date          7.  Title and           Secur- End of   Indirect Owner-
     ity     Deriva-   (Month/ Code    (Instr.   Exercisable and  Amount of Underlying    ity    Month    (I)      ship
     (Instr. tive      Day/    (Instr. 3, 4 and  Expiration Date  Securities              (Instr.(Instr.  (Instr.  (Instr.
     3)      Security  Year)   8)      5)        (Month/Day/Year) (Instr. 3 and 4)        5)     4)       4)       4)
     ------  --------  -----   ------  --------  ---------------- ----------------        --------------- -------- -------
                                                 Date     Expir-             Amount or
                                                 Exer-    ation              Number of
                               Code   V A     D  cisable  Date     Title     Shares
                               ----  ----    --  -------  -----    -----     ---------
     Em-               12/31/98                  (5)      12/31/08 Class A   10,000(6)           10,000       D
     ployee  14.875(6)                                             Common
     Stock                                                         Stock
     Option
     (right
     to buy)
     (5)
     Call     27.50(7) 04/13/99  S           10  04/13/99 10/16/99 Class A   1,000(7)     $3.75  0            D
     Option                                                        Common
     (Obli-                                                        Stock
     gation
     to
     Sell)

     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form
             4. On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 506 additional shares of common stock.





        (2) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 71,916 additional shares of common stock.

        (3) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 196,678 additional shares of common stock.

        (4) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 332,209 additional shares of common stock.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (2) This option was previously reported as covering 25,000 shares at an exercise price of $24.50 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (3) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on October 12, 1999.

        (4) This option was previously reported as covering 5,000 shares at an exercise price of $24.25 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (5) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (6) This option was previously reported as covering 5,000 shares at an exercise price of $29.75 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (7) These ten options were previously reported as 5 options covering 500 shares at an exercise price of $55.00 per share, with a premium of $7.50, but were adjusted to reflect a stock split on July 26, 1999.

   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks
   By:  Steven L. Grissom
        Attorney in Fact


   Dated: October 7, 1999





                           JOINT FILER INFORMATION


   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: September 1999



   Signature: Steven L. Grissom